Exhibit 99


             DEL MONTE FOODS POSTPONES PUBLIC OFFERING
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           SAN FRANCISCO, CA, July 29, 1998 -- Del Monte Foods
Company announced today that its initial public equity offering has been postponed due to current market conditions.

           Del Monte Foods Company, a branded marketer of premium quality, nutritious food products, is the largest producer and distributor of canned fruits, vegetables and tomatoes in the United States. Its principal brands include Del Monte and Contadina. In the United States, the Company employs 2,550 full time employees and 10,900 additional seasonal workers in 15 production facilities in California, the Midwest, Washington and Texas, as well as six distribution centers. The Company is not an affiliate of Fresh Del Monte Produce Inc.